Exhibit 10.5

Restricted Stock Agreement

under the Walco International Holdings, Inc.

2005 Stock Option and Grant Plan – California

[Performance-Based Vesting]

Name of Grantee:	_________________ (the “Grantee”)

No. of Shares:	_________ Shares of Common Stock

Grant Date:	____________ __, ____ (the “Grant Date”)

Per Share Purchase Price:	$________ (the “Per Share Purchase Price”)

Pursuant to the Walco International Holdings, Inc. 2005 Stock Option and Grant Plan –California (the “Plan”), Walco International Holdings, Inc., a Delaware corporation (together with its successors, the “Company”), hereby grants, sells and issues to the individual named above, who is an officer, employee, director, consultant or other key person of the Company or any of the Subsidiaries, the Shares (as defined below) at the Per Share Purchase Price, which represents the fair market value per share on the Grant Date, subject to the terms and conditions set forth herein and in the Plan. The Grantee agrees to the provisions set forth herein and acknowledges that each such provision is a material condition of the Company’s agreement to issue and sell the Shares to him or her. The Company hereby acknowledges receipt of $[                    ] in full payment for the Shares. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations, mergers, reorganizations and similar changes affecting the capital stock of the Company, and any shares of capital stock of the Company received on or in respect of Shares in connection with any such event (including any shares of capital stock or any right, option or warrant to receive the same or any security convertible into or exchangeable for any such shares or received upon conversion of any such shares) shall be subject to this Agreement on the same basis and extent at the relevant time as the Shares in respect of which they were issued, and shall be deemed Shares as if and to the same extent they were issued at the date hereof.

1. Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

“Bankruptcy” shall mean (i) the filing of a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver or the making of an assignment for the benefit of creditors, with respect to the Grantee or any Permitted Transferee, or (ii) the Grantee or any Permitted Transferee being subjected involuntarily to such a petition or assignment or to an attachment or other legal or equitable interest with respect to the Grantee’s or the Permitted Transferee’s assets, which involuntary petition or assignment or attachment is not discharged within 60 days after its date, and (iii) the Grantee or any Permitted Transferee being subject to a transfer of Shares by operation of law (including by divorce, even if not insolvent), except by reason of death.

“Cause” shall have the meaning set forth in the Grantee’s employment agreement with the Company or any of its Subsidiaries, or if the Grantee is not party to such an employment agreement, the meaning set forth in the Plan.

“Charlesbank” shall mean Charlesbank Equity Fund VI, Limited Partnership, CB Offshore Equity Fund VI, L.P., Charlesbank Equity Coinvestment Fund VI, Limited Partnership and Charlesbank Coinvestment Partners, Limited Partnership.

“Charlesbank Liquidation Event” shall mean any event (including but not limited to any distribution, dividend, Sale Event, or other liquidity event) as a result of which Charlesbank receives cash and/or Liquid Securities from the Company or from a third party in connection with such third party’s purchase of equity securities of the Company owned by Charlesbank; provided, however, that any payment of cash to Charlesbank from the Company (i) which is not directly in respect of equity securities of the Company owned by Charlesbank (such as management fees, consulting fees or expenses reimbursements) or (ii) to make a Permitted Charlesbank Repurchase shall not be deemed a “Charlesbank Liquidation Event.”

“Common Stock” shall mean the Company’s Common Stock, par value $0.01 per share, together with any shares into which Common Stock may be converted or exchanged, as provided above and herein.

“Good Reason” shall have the meaning set forth in the Grantee’s employment agreement with the Company or any of its Subsidiaries, or if the Grantee is not party to such an employment agreement, the meaning set forth in the Plan.

“IRR” shall mean the discount rate (expressed as an annualized percentage rounded to the nearest three decimal places and compounded on an annual basis in accordance with accepted financial practice) which, when used to calculate the net present value, as of June 30, 2005, of the difference between (i) all cash (other than any cash received from the sale of Liquid Securities) and/or Liquid Securities (valued at Fair Market Value as of the date received) received by Charlesbank from all Charlesbank Liquidation Events minus (ii) all cash invested by Charlesbank in the Company with respect to the purchase of equity securities of the Company (other than equity securities repurchased by the Company pursuant to a Permitted Charlesbank Repurchase), causes such net present value to equal zero. The “XIRR” function of Microsoft Excel may be used to determine net present values under this definition. For purposes of calculating IRR, no payments or amounts received by Charlesbank from the Company and its Subsidiaries which (i) are not directly in respect of equity securities of the Company owned by Charlesbank (such as management fees, consulting fees or expenses reimbursements) or (ii) are received in connection with a Permitted Charlesbank Repurchase, shall be included in the calculation.

“Liquid Securities” shall mean freely tradable securities of a company listed on the Nasdaq National Market or the New York Stock Exchange having a public float with a market value in excess of $2,000,000,000.

“Permitted Charlesbank Repurchase” means the repurchase by the Company of Stock held by Charlesbank (up to an aggregate Fair Market Value of $1,880,000 for all such repurchases) using the proceeds of sales of Stock to officers or employees of the Company and its Subsidiaries, which sales occurred on or prior to November 1, 2005.

“Person” shall mean any individual, corporation, partnership (limited or general), limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization or any similar entity.

“Restricted Shares” shall initially mean all of the Shares being purchased by the Grantee on the date hereof pursuant to this Agreement, provided that if, as of the date of any Charlesbank Liquidation Event, the aggregate amount of cash received by Charlesbank from all Charlesbank Liquidation Events up to and including such date equals an amount sufficient to provide Charlesbank with a percentage IRR greater than fifteen percent (15%) on the sum of all cash invested by Charlesbank in the Company with respect to the purchase of equity securities of the Company (other than equity securities repurchased by the Company pursuant to a Permitted Charlesbank Repurchase), then, if Grantee remains an employee on each such date, on the date of such Charlesbank Liquidation Event a cumulative percentage of Restricted Shares equal to the percentage determined by multiplying (i) the difference between the percentage IRR calculated as of such date and fifteen percent (15%) by (ii) ten (10) shall be deemed Vested Shares. Notwithstanding the foregoing, all Vested Shares shall remain Vested Shares (and not become Restricted Shares) despite any decrease in the IRR between Charlesbank Liquidation Events.

“Sale Event” shall mean, regardless of form thereof, consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, (iv) the sale of all or a majority of the outstanding capital stock of the Company to an unrelated person or entity or (v) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of the transaction; provided, however, that a Sale Event shall not include any transaction where the holders of capital stock of the Company do not receive consideration with respect to their shares of capital stock of the Company in such transaction and such shares of capital stock of the Company remain outstanding after the consummation of such transaction.

“Shares” shall mean the number of shares of Common Stock being purchased by the Grantee on the date hereof pursuant to this Agreement and any additional shares of Common Stock or other securities received in respect of the Shares, as a dividend on, or otherwise on account of, the Shares.

“Termination Event” shall mean the termination of the Grantee’s employment with the Company and its subsidiaries for any reason whatsoever, regardless of the circumstances thereof, and including without limitation upon death, disability, retirement or discharge or resignation for any reason, whether voluntary or involuntary. For purposes hereof, the Committee’s determination of the reason for termination of the Grantee’s employment shall be conclusive and binding on the Grantee and the Grantee’s representatives or legatees. Upon a Termination Event, the Grantee shall cease to vest in any Restricted Shares.

“Vested Shares” shall mean all Shares which are not Restricted Shares.

2. Purchase and Sale of Shares; Investment Representations.

(a) Purchase and Sale. On the date hereof, the Company hereby sells to the Grantee, and the Grantee hereby purchases from the Company, the number of Shares set forth above for the Per Share Purchase Price.

(b) Investment Representations. In connection with the purchase and sale of the Shares contemplated by Section 2(a) above, the Grantee hereby represents and warrants to the Company as follows:

(i) The Grantee is purchasing the Shares for the Grantee’s own account for investment only, and not for resale or with a view to the distribution thereof.

(ii) The Grantee has had such an opportunity as he or she has deemed adequate to obtain from the Company such information as is necessary to permit him or her to evaluate the merits and risks of the Grantee’s investment in the Company and has consulted with the Grantee’s own advisers with respect to the Grantee’s investment in the Company.

(iii) The Grantee has received a copy of the Plan and has read it in its entirety.

(iv) The Grantee has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the Shares and to make an informed investment decision with respect to such purchase.

(v) The Grantee can afford a complete loss of the value of the Shares and is able to bear the economic risk of holding such Shares for an indefinite period.

(vi) The Grantee understands that the Shares are not registered under the Act (it being understood that the Shares are being issued and sold in reliance on the exemption provided in Rule 701 thereunder or such other applicable exemption) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Act and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirements thereof). The Grantee further acknowledges that certificates representing the Shares will bear restrictive legends reflecting the foregoing.

3. Repurchase Right.

(a) Repurchase. Upon the occurrence of (i) a Termination Event or the Bankruptcy of the Grantee, the Company or its assigns shall have the right and option to repurchase all or any portion of the Shares held by the Grantee or any Permitted Transferee as of the date of such Termination Event or Bankruptcy; and (ii) a Sale Event, the Company or its assigns shall have the right and option to repurchase all or any portion of the Restricted Shares held by the Grantee or any Permitted Transferee as of immediately prior to such Sale Event (but giving effect to such Sale Event for the purposes of determining the number of Restricted Shares). In addition, upon the Bankruptcy of any of the Grantee’s Permitted Transferees, the Company or its assigns shall have the right and option to repurchase all or any portion of the Shares held by such Permitted Transferee as of the date of such Bankruptcy. The purchase and sale arrangements contemplated by the preceding sentences of this Section 3(a) are referred to herein as the “Repurchase.”

(b) Repurchase Price. The per share purchase price of the Shares subject to the Repurchase (the “Repurchase Price”) shall be, subject to adjustment as provided above (i) in the case of Shares which are Vested Shares as of the date of the event giving rise to the Repurchase, the Fair Market Value of such Vested Shares as of such date, and (ii) in the case of Restricted Shares, the Per Share Purchase Price; provided, however, that if the Grantee’s employment with the Company and its Subsidiaries is terminated by the Company or any of its Subsidiaries for Cause or if the Grantee terminates his or her employment without Good Reason (with such termination by the Grantee without Good Reason occurring prior to the tenth (10th) anniversary of the Grant Date), the per share purchase price for all of the Grantee’s Shares, whether Vested Shares or Restricted Shares, shall be the lesser of (x) the Fair Market Value of such Shares as of such date and (y) the Per Share Purchase Price. The Repurchase Right with respect to Vested Shares shall terminate in accordance with Section 9(a).

(c) Closing Procedure. The Company or its assigns shall effect the Repurchase (if so elected) by delivering or mailing to the Grantee (and/or, if applicable, any Permitted Transferees) written notice within six (6) months after the Termination Event or Bankruptcy, specifying a date within such six-month period in which the Repurchase shall be effected. Upon such notification, the Grantee and any Permitted Transferees shall promptly surrender to the Company any certificates representing the Shares being purchased, together with a duly executed stock power for the transfer of such Shares to the Company or the Company’s assignee or assignees. Upon the Company’s or its assignee’s receipt of the certificates from the Grantee or any Permitted Transferees, the Company or its assignee or assignees shall deliver to him, her or them a check for the Repurchase Price of the Shares being purchased, provided, however, that the Company may pay the Repurchase Price for such shares by offsetting and canceling any indebtedness then owed by the Grantee to the Company. At such time, the Grantee and/or any holder of the Shares shall deliver to the Company the certificate or certificates representing the Shares so repurchased, duly endorsed for transfer, free and clear of any liens or encumbrances. The Repurchase right specified herein shall survive and remain in effect as to Restricted Shares following and notwithstanding any public offering by or merger or other transaction involving the Company and certificates representing such Restricted Shares shall bear legends to such effect, subject to Section 9(a) below.

4. Stockholders Agreement; Restrictions on Transfer.

(a) In connection with this Restricted Stock Agreement and the grant of the Shares, Grantee agrees to become a party to that certain Amended and Restated Stockholders Agreement by and among the Company and the parties thereto, dated as of September [__], 2005

(the “Stockholders Agreement”) and be bound by the terms and conditions of such Stockholders Agreement as a Stockholder (as defined in the Stockholders Agreement) and a Management Investor (as defined in the Stockholders Agreement).

(b) Vested Shares may only be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed or encumbered, whether voluntarily or by operation of law, in accordance with the terms of the Stockholders Agreement.

(c) No Restricted Shares may be sold, assigned, transferred, pledged, hypothecated, given away or in any other manner disposed or encumbered, whether voluntarily or by operation of law, under any circumstances.

5. Legend. Any certificate(s) representing the Shares shall carry substantially the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including repurchase and restrictions against transfers) contained in a certain Restricted Stock Agreement dated ____________ __, ____ between the Company and the holder of this certificate (a copy of which is available at the offices of the Company for examination).”

“The shares represented by this certificate have not been registered under the Securities Act of 1933 or the securities laws of any state. The shares may not be sold or transferred in the absence of such registration or an exemption from registration.”

6. Escrow Arrangement.

(a) Escrow. In order to carry out the provisions of Section 3 of this Agreement more effectively, the Company shall hold the Shares in escrow together with separate stock powers executed by the Grantee in blank for transfer. The Company shall not dispose of the Shares except as otherwise provided in this Agreement. In the event of any repurchase by the Company (or any of its assigns), the Company is hereby authorized by the Grantee, as the Grantee’s attorney-in-fact, to date and complete the stock powers necessary for the transfer of the Shares being purchased and to transfer such Shares in accordance with the terms hereof. At such time as any Shares are no longer subject to the Company’s repurchase right, the Company shall, at the written request of the Grantee, deliver to the Grantee (or the relevant Permitted Transferee) a certificate representing such Shares with the balance of the Shares (if any) to be held in escrow pursuant to this Section 6.

(b) Remedy. Without limitation of any other provision of this Agreement or other rights, in the event that the Grantee or any other person or entity is required to sell the Grantee’s Shares pursuant to the provisions of Section 3 of this Agreement and in the further event that he or she refuses or for any reason fails to deliver to the designated purchaser of such Shares the certificate or certificates evidencing such Shares together with a related stock power, such designated purchaser may deposit the applicable purchase price for such Shares with a bank designated by the Company, or with the Company’s independent public accounting firm, as agent or trustee, or in escrow, for the Grantee or other person or entity, to be held by such bank or accounting firm for the benefit of and for delivery to him, her, them or it, and/or, in its discretion, pay such purchase price by offsetting any indebtedness then owed by the Grantee as provided above. Upon any such deposit and/or offset by the designated purchaser of such amount and upon notice to the person or entity who was required to sell the Shares to be sold pursuant to the provisions of Section 3, such Shares shall at such time be deemed to have been sold, assigned, transferred and conveyed to such purchaser, the holder thereof shall have no further rights thereto (other than the right to withdraw the payment thereof held in escrow, if applicable), and the Company shall record such transfer in its stock transfer book or in any appropriate manner.

7. Withholding Taxes. The Grantee acknowledges and agrees that the Company or any of its Subsidiaries have the right to deduct from payments of any kind otherwise due to the Grantee, or from the Shares held pursuant to Section 6 hereof, the minimum federal, state or local taxes of any kind required by law to be withheld with respect to the purchase of the Shares by the Grantee. In furtherance of the foregoing the Grantee agrees to elect, in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to recognize ordinary income in the year of acquisition of the Shares, and to pay to the Company all withholding taxes shown as due on his or her Section 83(b) election form, or otherwise ultimately determined to be due with respect to such election, based on the excess, if any, of the fair market value of such Shares as of the date of the purchase of such Shares by the Grantee over the purchase price for such Shares.

8. Assignment. At the discretion of the Board, the Company shall have the right to assign the right to exercise its rights with respect to the Repurchase, in whole or in part in any particular instance, upon the same terms and conditions applicable to the exercise thereof by the Company, and such assignee or assignees of the Company shall then take and hold any Shares so acquired subject to such terms as may be specified by the Company in connection with any such assignment. The Grantee may not assign this Agreement without the prior written consent of the Board.

9. Miscellaneous Provisions.

(a) Termination. The Company’s Repurchase right with respect to Vested Shares under Section 3 shall terminate upon the closing of the Company’s Initial Public Offering or upon consummation of any Sale Event, in either case as a result of which shares of the Company (or successor entity) of the same class as the Shares are registered under Section 12 of the Exchange Act of 1934 and publicly traded on NASDAQ/NMS or any national security exchange; provided, however, that all other provisions shall remain in effect following the same until all of the Shares have become Vested Shares.

(b) Record Owner; Dividends. The Grantee, during the duration of this Agreement, shall be considered the record owners of and shall be entitled to vote the Shares if and to the extent the Shares are entitled to voting rights. The Grantee shall be entitled to receive all dividends and any other distributions declared on the Shares; provided, however, that the Company is under no duty to declare any such dividends or to make any such distribution.

(c) Equitable Relief. The parties hereto agree and declare that legal remedies are inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(d) Change and Modifications. This Agreement may not be orally changed, modified or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified or terminated only by an agreement in writing signed by the Company and the Grantee.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

(f) Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(g) Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(h) Notices. All notices, requests, consents and other communications shall be in writing and be deemed given when delivered personally, by telex or facsimile transmission or when received if mailed by first class registered or certified mail, postage prepaid. Notices to the Company or the Grantee shall be addressed as set forth underneath their signatures below, or to such other address or addresses as may have been furnished by such party in writing to the other. Notices to any holder of the Shares other than the Grantee shall be addressed to the address furnished by such holder to the Company.

(i) Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, permitted assigns, and legal representatives. Without limitation of the foregoing, upon any stock-for-stock merger in which the Company is not the surviving entity, shares of the Company’s successor issued in respect of the Shares shall remain subject to vesting and the Repurchase right of first refusal hereunder. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(j) Dispute Resolution. Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures (the “J.A.M.S. Rules”). The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Boston, Massachusetts.

The parties covenant and agree that the arbitration shall commence within 60 days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith. This Section 9(j) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

Each of the parties hereto (i) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (ii) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(k) Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(l) Stock Split. Grantee agrees and acknowledges that the Company completed a 10:1 stock split on September [__], 2005 (the “Stock Split”) and that the Shares granted pursuant to this Agreement were granted after the Stock Split and shall not be subject to any adjustments that may take place because of the Stock Split.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Restricted Stock Agreement as of the date first above written.

COMPANY

WALCO INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:

GRANTEE:

Name:

Address:

SPOUSE’S CONSENT[1]
I acknowledge that I have read the foregoing Restricted Stock Agreement and understand the contents thereof.

11